Exhibit 2.1

Execution Version

 AGREEMENT AND PLAN OF MERGER

by and among

HEALTHPEAK PROPERTIES, INC.,

NEW HEALTHPEAK, INC.

and

HEALTHPEAK MERGER SUB, INC.

Dated as of February 7, 2023

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 7, 2023 by and among Healthpeak Properties, Inc., a Maryland corporation (the “Company”), New Healthpeak, Inc., a Maryland corporation (“Holdco”), and Healthpeak Merger Sub, Inc., a Maryland corporation (“Merger Sub” and, together with the Company and Holdco, collectively the “Parties”).

BACKGROUND

WHEREAS, from its formation Holdco has been, and until consummation of the Merger (as defined herein) Holdco will be, at all times a direct wholly owned subsidiary of the Company, and, as of the date hereof, Holdco also owns all of the issued and outstanding shares of capital stock of Merger Sub;

WHEREAS, the charter of Holdco (the “Holdco Charter”) and the bylaws of Holdco (the “Holdco Bylaws”) that will be in effect immediately following the Effective Time (as defined herein) contain, or will contain, provisions identical to the charter of the Company (the “Company Charter”) and the Sixth Amended and Restated Bylaws of the Company (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively, other than such differences as are allowed under Section 3-106.2(b)(4) of the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the Parties intend to effect a reorganization pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving entity (the “Merger”). In connection with the Merger and at the Effective Time, (i) each share of capital stock of the Company outstanding immediately prior to the Effective Time will be converted automatically into one corresponding share of capital stock of Holdco, (ii) each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time will be converted automatically into one corresponding share of capital stock of the Surviving Entity (as defined herein) and (iii) each share of capital stock of Holdco outstanding immediately prior to the Effective Time will be cancelled, in each case as more fully described herein. At the Effective Time, the Company will change its name as set forth herein, and, immediately following the Effective Time, Holdco will change its name to “Healthpeak Properties, Inc.” (i.e., the prior name of the Company);

WHEREAS, following the Effective Time, the Surviving Entity will convert (the “Conversion”) from a Maryland corporation to a Maryland limited liability company to be named “Healthpeak OP, LLC” (the “Operating Company”). Upon the Conversion, Holdco (which will have changed its name to Healthpeak Properties, Inc. prior to the Conversion as contemplated by the immediately preceding recital) will be the managing member of, and will exercise exclusive control over, the Operating Company, and will initially be the sole member of the Operating Company. As used in this Agreement, the term “Reorganization” refers to the Merger and the Conversion collectively;

WHEREAS, a majority of the entire board of directors of each of the Company, Holdco and Merger Sub has unanimously declared advisable and approved the Merger, and Holdco, as the sole stockholder of Merger Sub, has approved the Merger. Pursuant to Section 3-106.2 of the MGCL, the Merger does not require the approval of the stockholders of the Company; and

WHEREAS, it is intended that, for U.S. federal income tax purposes (and, where applicable, state and local tax purposes), the Reorganization shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” within the meaning of the Code and the Treasury regulations promulgated thereunder.

AGREEMENT

NOW THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

Article 1
The Merger

Section 1.1     Merger. In accordance with the provisions of this Agreement, the Articles of Merger (as defined below) and Section 3-106.2 of the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity under the laws of the State of Maryland.

Section 1.2     Effective Time and Execution. Subject to the terms and conditions of this Agreement, at a time of their choosing, the Parties shall cause the articles of merger pertaining to the Merger, substantially in the form of Exhibit A hereto (the “Articles of Merger”), to be executed and filed with the Maryland State Department of Assessments and Taxation in the manner provided under Maryland law. The Merger shall become effective at the effective time set forth in the Articles of Merger as filed with and accepted for record by the Maryland State Department of Assessments and Taxation (the “Effective Time”). The Company, as it will exist from and after the Effective Time, is herein sometimes referred to as the “Surviving Entity.”

Section 1.3     Name of Surviving Entity. At the Effective Time, the Company will amend the Company Charter as part of the Merger to change its name to “Healthpeak Properties Interim, Inc.” The name of the Surviving Entity following the Merger and prior to the Conversion shall be “Healthpeak Properties Interim, Inc.”

Section 1.4     Effect of the Merger.

(a)            The Merger shall, from and after the Effective Time, have the effects provided for in the MGCL (including, without limitation, Section 3-114 thereof), except as otherwise provided in this Agreement.

(b)            Without limitation of paragraph (a) above, at the Effective Time, (i) all of the rights, privileges, powers and franchises and all property (real, personal and mixed) of the Company shall automatically vest in the Surviving Entity, (ii) all debts, liabilities and duties of the Company shall automatically attach to and become the responsibility of the Surviving Entity, (iii) all company acts, plans, policies, contracts, approvals and authorizations of the Company that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Entity and shall be effective and binding on the Surviving Entity as the same were with respect to the Company, (iv) any action or proceeding, whether civil, criminal or administrative, pending by or against the Company may be prosecuted as if the Merger had not taken place or the Surviving Entity may be substituted for the Company in any such action or proceeding and (v) any employees of the Company at the Effective Time shall be employees of the Surviving Entity.

Section 1.5     Governing Documents.

(a)            Surviving Entity. At the Effective Time, the Company Charter as in effect immediately prior to the Effective Time shall be the charter of the Surviving Entity, except that the charter of the Surviving Entity shall be amended as of the Effective Time, as part of the Merger, to change the name of the Surviving Entity to Healthpeak Properties Interim, Inc. At the Effective Time, the Company Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity. Following the Effective Time, the Surviving Entity will undertake the Conversion.

(b)            Holdco. Holdco shall amend and restate its Articles of Incorporation effective as of the Effective Time so that the Holdco Charter in effect immediately following the Effective Time is identical to the Company Charter in effect immediately prior to the Effective Time, other than such differences as are allowed under Section 3-106.2(b)(4) of the MGCL. Holdco shall further amend the Holdco Charter effective immediately following the Effective Time to change its name to “Healthpeak Properties, Inc.” The Holdco Bylaws in effect immediately following the Effective Time will be identical to the Company Bylaws in effect immediately prior to the Effective Time.

Section 1.6     Officers and Directors. The persons serving as officers and directors of the Company immediately prior to the Effective Time shall (a) continue to hold office as officers and directors, respectively, of the Surviving Entity at and from the Effective Time until changed in accordance with the applicable organizational documents thereof and (b) be the officers and directors, respectively, of Holdco at the Effective Time and will continue to hold office as the officers and directors of Holdco from the Effective Time until the earlier of their resignation or removal and, in the case of such directors, until their successors are duly elected or appointed and qualified, all in the manner provided in the Holdco Charter and the Holdco Bylaws, or as otherwise provided by law.

Section 1.7     Effect on Shares of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

(a)            Company Common Stock. Each share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of common stock, par value $1.00 per share, of Holdco (“Holdco Common Stock”).

(b)            Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of common stock, par value $1.00 per share, of the Surviving Entity.

(c)            Holdco Common Stock. Each share of Holdco Common Stock issued and outstanding immediately prior to the Effective Time and owned by the Company shall automatically be cancelled and cease to be issued and outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

Immediately prior to the Effective Time, there will be no shares of stock of any class of the Company, Holdco or the Merger Sub issued and outstanding other than the Company Common Stock, the Holdco Common Stock and the Merger Sub Common Stock.

(d)            Treatment of Equity Awards.

(i)            Each option to acquire shares of Company Common Stock issued pursuant to the Company’s Amended and Restated 2006 Performance Incentive Plan (the “2006 Plan”) or the Company’s Amended and Restated 2014 Performance Incentive Plan (the “2014 Plan” and, together with the 2006 Plan, the “Company Stock Plans”) (each, a “Company Option”) that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall at the Effective Time automatically (and without any further action being required on the part of the holders thereof, the Company or Holdco) be converted into an option to acquire the same number of shares of Holdco Common Stock at the same price per share of Holdco Common Stock and subject to the same terms and conditions, including vesting and exercisability terms, as the Company Option immediately prior to the Effective Time.

(ii)            Each restricted stock unit award with respect to shares of Company Common Stock granted pursuant to a Company Stock Plan (each, a “Company RSU Award” and, together with the Company Options, the “Equity Awards”)) that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically (and without any further action being required on the part of the holders thereof, the Company or Holdco) be converted into a restricted stock unit award with respect to the same number of shares of Holdco Common Stock and subject to the same terms and conditions, including vesting terms, as the Company RSU Award immediately prior to the Effective Time (each a “Holdco RSU Award”).

(iii)            Each Holdco RSU Award held by an employee of the Company or its subsidiaries at or above the level of Executive Vice President that is outstanding immediately prior to the LTIP Unit Issuance Date (as defined below) and which the holder thereof has validly elected to cancel and replace with an award of LTIP Units (as defined in the Limited Liability Company Agreement of the Operating Company) (each, a “Cancelled Holdco RSU Award”) shall, as of the LTIP Unit Issuance Date, automatically (and without any further action being required on the part of the holders thereof, the Company or Holdco) be cancelled and replaced with an award of LTIP Units covering (A) with respect to each time-vesting Cancelled Holdco RSU Award, a number of LTIP Units equal to the number of restricted stock units subject to such time-vesting Cancelled Holdco RSU Award as of immediately prior to the LTIP Unit Issuance Date (each, a “Time-Vesting LTIP Unit Award”), and (B) with respect to each performance-vesting Cancelled Holdco RSU Award, a number of LTIP Units equal to the product obtained by multiplying (x) the number of restricted stock units subject to such performance-vesting Cancelled Holdco RSU Award as of immediately prior to the LTIP Unit Issuance Date, by (y) 2.5 (each, a “Performance-Vesting LTIP Unit Award”, and together with the Time-Vesting LTIP Unit Awards, the “LTIP Unit Awards”). Each Performance-Vesting LTIP Unit Award shall consist of (I) a number of “base units” (as defined in the applicable LTIP Unit award agreement) equal to the product obtained by multiplying (x) the number of restricted stock units subject to such performance-vesting Cancelled Holdco RSU Award as of immediately prior to the LTIP Unit Issuance Date, by (y) two (2.0), and (II) a number of “distribution equivalent units” (as defined in the applicable LTIP Unit award agreement) equal to the product obtained by multiplying (x) the number of restricted stock units subject to such performance-vesting Cancelled Holdco RSU Award as of immediately prior to the LTIP Unit Issuance Date, by (y) 0.5. Each LTIP Unit Award shall be subject to the same vesting terms and conditions as applied to the corresponding Cancelled Holdco RSU Award immediately prior to the LTIP Unit Issuance Date and such other terms and conditions as are set forth in the time-vesting and performance-vesting award agreements, as applicable, governing awards of LTIP Units granted by the Company under the 2014 Plan. For purposes of this Agreement, “LTIP Unit Issuance Date” shall mean February 15, 2023 or such other date as may be determined by Holdco in its discretion that is at least one (1) business day and not more than ten (10) business days following the date on which the Effective Time occurs.

(iv)            At the Effective Time, Holdco shall assume, upon the closing of the Merger without the need for any further action by any person, all agreements and other documents setting forth the terms of each Company Option or Company RSU Award (the “Assumed Award Agreements”).

(v)            At the Effective Time, Holdco shall assume, upon the closing of the Merger without the need for any further action by any person, the Company Stock Plans and shall at and after the Effective Time, sponsor, maintain and administer the Company Stock Plans in accordance with their terms.

(vi)            Notwithstanding and without limiting the foregoing, the Equity Awards (including the treatment of the Equity Awards in connection with the Merger), the Assumed Award Agreements and the Company Equity Plans shall be subject to the terms and conditions set forth in that certain Omnibus Assignment, Assumption and Amendment by and between the Company and Holdco, dated as of February 7, 2023.

Section 1.8     Dissenter’s Rights. In accordance with the provisions of Section 3-202(c)(3) of the MGCL, no rights of objecting stockholders (i.e. dissenter’s rights) will be available to the Company’s stockholders in connection with the Merger.

Section 1.9     No Required Surrender of Stock Certificates.

(a)            At and after the Effective Time: (i) where no physical certificate representing the shares of Company Common Stock has been issued in the name of a holder thereof, a “book-entry” (i.e., a computerized or manual entry) shall be made in the stock records of Holdco to evidence the issuance to such holder of the number of uncertificated shares of Holdco Common Stock into which such shares of Company Common Stock have been converted pursuant to Section 1.7, and Holdco shall cause each stockholder holding shares of Holdco Common Stock in book-entry form to be provided such information as shall be required by or necessary to comply with Maryland law; (ii) each certificate that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (each, a “Company Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of Holdco Common Stock into which the shares of Company Common Stock represented by such Company Certificate immediately prior to the Effective Time have been converted pursuant to Section 1.7.

(b)            The registered holder of any Company Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of the Company, or of the transfer agent in respect of the Company Common Stock, immediately prior to the Effective Time, shall, until such Company Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the shares of Holdco Common Stock into which the shares of Company Common Stock represented by any such Company Certificate have been converted pursuant to Section 1.7, subject to the provisions of Maryland law.

(c)            Following the Effective Time, Holdco may, in its discretion, mail or cause to be mailed, to the persons who were registered holders of Company Certificates immediately prior to the Effective Time, a letter of transmittal, in customary form, containing instructions for use in effecting the surrender of such Company Certificates, if the holder so chooses, in exchange for a certificate (a “Holdco Certificate”), or, in Holdco’s discretion, uncertificated shares in book-entry form, representing the number of shares of Holdco Common Stock into which the shares of Company Common Stock represented by such Company Certificate have been converted pursuant to Section 1.7.

(d)            Each Holdco Certificate shall comply with all requirements set forth in Holdco’s charter or bylaws and applicable law with respect to, among other things, notice of certain restrictions on ownership and transferability of the shares of Holdco Common Stock represented thereby.

Section 1.10     Assumption of Benefit Plans. At the Effective Time, upon the closing of the Merger and without the need for any further action by any person, Holdco shall assume each Company Benefit Plan (as defined below). For purposes of this Agreement, “Company Benefit Plan” shall mean (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, that the Company or any of its subsidiaries maintains, sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its subsidiaries would reasonably be expected to have any liability and (b) each other employee benefit plan, program, contract, agreement or arrangement, whether written or unwritten, including, without limitation, any cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, supplemental executive retirement plan, profit sharing plan, unemployment or severance compensation plan, fringe benefit perquisite, for any current or former employee or director of, or other independent contractor or individual service provider to, the Company or any of its subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its subsidiaries maintains, sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its subsidiaries would reasonably be expected to have any liability, but excluding any plan or arrangement to the extent that such plan or arrangement is addressed in Section 1.7(d) of this Agreement and any employment agreement or offer letter. This Section 1.10 shall have the effect of the Company transferring to Holdco, and Holdco assuming responsibility for, each of the Company Benefit Plans, along with all of the rights and obligations of the Company or any of its subsidiaries under the Company Benefit Plans, effective as of the Effective Time.

Section 1.11     Share Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company.

Section 1.12     Plan of Reorganization and Plan of Exchange. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each Party shall use commercially reasonable efforts to cause the Reorganization to qualify, and will not take any actions or cause any actions to be taken that would prevent the Reorganization from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

Section 1.13     Successor Issuer. It is the intent of the Parties that Holdco be deemed a “successor issuer” of the Company in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) solely for purposes of the Exchange Act, and in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of the Securities Act.

Article 2
Miscellaneous

Section 2.1     Descriptive Headings. Descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Section 2.2     Counterparts. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall constitute a single instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Maryland Uniform Electronic Transactions Act, the MGCL and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 2.3     Successors and Assigns. This Agreement may not be assigned by a Party without the written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the Parties.

Section 2.4     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 2.5     Applicable Law. This Agreement, and any controversy or proceeding arising hereunder or in connection herewith, whether sounding in contract or tort, and whether brought at law or in equity, shall be governed by, construed and enforced in accordance with the laws of the State of Maryland without regard to any conflict of laws principles.

Section 2.6     Amendment and Termination. This Agreement may be amended or supplemented in any manner and from time to time prior to the Effective Time by a written instrument duly executed and delivered by all of the Parties. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action taken by the boards of directors of the Parties. In the event of the termination and abandonment of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders.

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* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed all as of the date first written above.

HEALTHPEAK PROPERTIES, INC.

/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer

NEW HEALTHPEAK, INC.

/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer

HEALTHPEAK MERGER SUB, INC.

/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]